Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the DevvStream Corp. Registration Statement on Form S-1 (the “Registration Statement”), of our auditor’s report dated March 6, 2025 with respect to the consolidated financial statements of DevvStream Holdings Inc. as at July 31, 2024 and 2023, and for each of the years in the two-year period ended July 31, 2024, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
August 22, 2025